Exhibit 4.1

POSITIVEID CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES F PREFERRED STOCK

The undersigned, William J. Caragol and Allison F. Tomek, hereby certify that:

1.     They are the Chief Executive Officer and Secretary, respectively, of PositiveID Corporation, a Delaware corporation (the “Corporation”).

2.     The Corporation is authorized to issue 5,000,000 shares of preferred stock, of which 2,500 shares have been previously designated as Series F Preferred Stock of which 600 shares are currently issued and outstanding, and 1,000 shares have been previously designated as Series I Preferred Stock of which 413 shares are currently issued and outstanding.

3.     The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any Series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series F Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series F Preferred Stock, which will consist of up to 2,500 shares of the Preferred Stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

I.             Terms of Preferred Stock.

A.            Designation, Amount and Par Value. The series of Preferred Stock will be designated as the Corporation’s Series F Preferred Stock (the “Series F Preferred Stock”) and the number of shares so designated will be 2,500, which will not be subject to increase without any consent of the holders of the Series F Preferred Stock (each a “Holder” and collectively, the “Holders”) that may be required by applicable law. Each share of Series F Preferred Stock will have a par value of $0.001 per share.

B.            Ranking and Voting.

1.     Ranking. The Series F Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and pari passu in right of liquidation with the Corporation’s common stock, par value $0.01 per share (“Common Stock”); (b) junior in right of dividends and liquidation with respect to the Series C Preferred Stock; and (c) junior to all existing and future indebtedness of the Corporation.

2.     Voting. Except as required by applicable law or as set forth herein, the holders of shares of Series F Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors.

C.            Dividends and Other Distributions. Commencing on the date of the issuance of any such shares of Series F Preferred Stock (each respectively an “Issuance Date”), Holders of Series F Preferred Stock will be entitled to receive dividends on each outstanding share of Series F Preferred Stock (“Dividends”), which will accrue in shares of Series F Preferred Stock at a rate equal to 7.65% per annum from the Issuance Date. Accrued Dividends will be payable upon redemption of the Series F Preferred Stock in accordance with Section I.F.

1.     Any calculation of the amount of such Dividends payable pursuant to the provisions of this Section I.C. will be made based on a 365-day year and on the number of days actually elapsed during the applicable calendar quarter, compounded annually.

2.     So long as any shares of Series F Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock. The Common Stock will not be redeemed while the Series F Preferred Stock is outstanding.

D.            Protective Provision. So long as any shares of Series F Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the shares of the Series F Preferred Stock then outstanding (voting as a class), (i) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series F Preferred Stock, (iii) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series F Preferred Stock, (v) liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any Deemed Liquidation Event (as defined below), or (vi) enter into any agreement with respect to the foregoing.

1.     A “Deemed Liquidation Event” will mean: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.     The Corporation will not have the power to effect a Deemed Liquidation Event referred to in Section I.D.1 unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with Section I.E.

E.            Liquidation.

1.     Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, pari passu with any distribution or payment made to the holders of Common Stock by reason of their ownership thereof, the Holders of Series F Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series F Preferred Stock equal to $1,000.00 (the “Original Series F Issue Price”), plus any accrued but unpaid Dividends thereon (collectively, the “Series F Liquidation Value”). If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the shares of Series F Preferred Stock are not paid in full, the holders of shares of Series F Preferred Stock will share equally and ratably with the holders of shares of Common Stock in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Dividends, if any, to which each such holder is entitled

2.     If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation will be insufficient to make payment in full to all Holders, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

F.            Redemption.

1.            Corporation’s Redemption Option. Upon or after the seventh anniversary of the initial Issuance Date, the Corporation will have the right, at the Corporation’s option, to redeem all or a portion of the shares of Series F Preferred Stock, at a price per share equal to 100% of the Series F Liquidation Value (the “Corporation Redemption Price”).

2.            Early Redemption. Prior to redemption pursuant to Section I.F.1 hereof, the Corporation will have the right, at the Corporation’s option, to redeem all or a portion of the shares of Series F Preferred Stock at any time or times after (but not on or before) the six-month anniversary of the issuance date of such Series F Preferred Stock, at a price per share (the “Early Redemption Price”) equal to: (a) 149.99% of the Series F Liquidation Value if redeemed prior to the first anniversary of the initial Issuance Date, (b) 141.6% of the Series F Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the initial Issuance Date, (c) 133.6% of the Series F Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the initial Issuance Date, (d) 126.1% of the Series F Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the initial Issuance Date; (e) 119.0% of the Series F Liquidation Value if redeemed on or after the fourth anniversary but prior to the fifth anniversary of the initial Issuance Date; (f) 112.3% of the Series F Liquidation Value if redeemed on or after the fifth anniversary but prior to the sixth anniversary of the initial Issuance Date; (g) 106.0% of the Series F Liquidation Value if redeemed on or after the sixth anniversary but prior to the seventh anniversary of the initial Issuance Date.

3.            Mandatory Redemption. If the Corporation determines to liquidate, dissolve or wind-up its business and affairs, or effect any Deemed Liquidation Event, the Corporation will redeem the Series F Preferred Stock at the applicable Early Redemption Price set forth in Section I.F.2.

4.            Mechanics of Redemption. If the Corporation elects to redeem any of the Holders’ Series F Preferred Stock then outstanding, it will deliver written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Corporation”) to each Holder, which Notice of Redemption at Option of Corporation will indicate (a) the number of shares of Series F Preferred Stock that the Corporation is electing to redeem and (b) the applicable Early Redemption Price or Corporation Redemption Price.

5.            Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption at Option of Corporation, such Holder will promptly submit to the Corporation such Holder’s Series F Preferred Stock certificates. Upon receipt of such Holder’s Series F Preferred Stock certificates, the Corporation will pay the Corporation Redemption Price (plus the premium for early redemption pursuant to Section I.F.2 if applicable calculated by subtracting the Corporation Redemption Price from the Early Redemption Price), to such Holder, at the Corporation’s sole option either (a) in cash, or (b) by offset against any outstanding note payable to the Corporation from Holder, or any affiliate of Holder, that was issued by Holder or any of its affiliates in connection with the purchase of Common Stock.

G.            Conversion.

1.            Mechanics of Conversion.

a.     Subject to the terms and conditions hereof, one or more of the Series F Preferred Stock may be converted into shares of Common Stock, at any time or times after (but not on or before) the six-month anniversary of the issuance date of such Series F Preferred Stock, at the option of Holder or the Corporation, by (i) if at the option of Holder, delivery of a written notice to the Corporation (the “Holder Conversion Notice”), of the Holder’s election to convert the Series F Preferred Stock, or (ii) if at the option of the Corporation, delivery of a written notice to Holder (the “Corporation Conversion Notice” and, with the Holder Conversion Notice, each a “Conversion Notice”), of the Corporation’s election to convert the Series F Preferred Stock. On the same Trading Day on which the Corporation has received the Holder Conversion Notice or issued the Corporation Conversion Notice (as the case may be) by 11:59 a.m. Eastern time, or the following Trading Day if received after such time or on a non-Trading Day, the Corporation shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Holder Conversion Notice or issuance of the Corporation Conversion Notice to the Holder and the Corporation’s transfer agent (the “Transfer Agent”) and shall authorize the credit by the Transfer Agent of such aggregate number of Conversion Shares to which the Holder is entitled pursuant to such Conversion Notice to Holder’s or its designee’s balance account with The Depository Trust Corporation (DTC) Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian (DWAC) system, time being of the essence.

b.     No fractional shares of Common Stock are to be issued upon conversion of Series F Preferred Stock, but rather the Corporation shall issue to Holder scrip or warrants in registered form (certificated or uncertificated) which shall entitle Holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share.

c.     The Holder shall not be required to deliver the original certificates for the Series F Preferred Stock in order to effect a conversion hereunder.

d.     The Corporation shall pay any and all taxes which may be payable with respect to the issuance and delivery of Conversion Shares to Holder.

2.            Holder Conversion. In the event of a conversion of any Series F Preferred Stock pursuant to a Holder Conversion Notice, the Corporation shall issue to the Holder of such Series F Preferred Stock a number of Conversion Shares as calculated pursuant to a Corporation Conversion, below.

3.            Corporation Conversion.

a.     In the event that the Closing Price of the Common Stock exceeds 150% of the Conversion Price with respect to a Series F Preferred Stock for any 20 consecutive Trading Days, upon a conversion of any Series F Preferred Stock pursuant to a Corporation Conversion Notice, the Corporation shall issue to the Holder of such Series F Preferred Stock a number of Conversion Shares equal to (i) the Early Redemption Price multiplied by (ii) the number of such Series F Preferred Stock subject to the Corporation Conversion Notice divided by (iii) the Conversion Price with respect to such Series F Preferred Stock.

b.     In the event that the Closing Price of the Common Stock is less than 150% of the Conversion Price with respect to a Series F Preferred Stock and the Corporation elects to effectuate a conversion of any Series F Preferred Stock pursuant to a Corporation Conversion Notice, the Corporation shall issue to the Holder of such Series F Preferred Stock upon such Corporation Conversion Notice, an initial number of Conversion Shares equal to 130% of (i) the Early Redemption Price multiplied by (ii) the number of such Series F Preferred Stock subject to the Corporation Conversion Notice divided by (iii) the lower of (A) the Conversion Price with respect to such Series F Preferred Stock and (B) 100% of the Closing Price of a share of Common Stock on the Trading Day immediately preceding the date of the Corporate Conversion Notice.

c.     After 20 Trading Days, the Holder of such Series F Preferred Stock shall return or the Corporation shall issue a number of Conversion Shares such that the total number of Conversion Shares under that respective Corporation Conversion Notice equals (i) the Series F Liquidation Value multiplied by (ii) the number of such Series F Preferred Stock subject to the Corporation Conversion Notice divided by (iii) the lower of (A) the Conversion Price with respect to such Series F Preferred Stock and (B) 85% of the average of the daily VWAPs of the Common Stock, as reported by Bloomberg, for the 20 Trading Days following Holder’s receipt of the Corporation Conversion Notice.

4.            Stock Splits. If the Corporation at any time on or after the date of issuance of any Preferred Stock subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased. If the Corporation at any time on or after such issuance date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section 4.c shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.            Rights. In addition to any adjustments pursuant to Section I.G.4, if at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon conversion of all Preferred Stock held by Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6.            Definitions. For purposes of this Section I.G, the following terms shall have the following meanings:

a.     “Announcement Date” with respect to a share of Series F Preferred Stock shall mean the Announcement Date established for the issuance of such Series F Preferred Stock under the Preferred Stock Purchase Agreement pursuant to which such Series F Preferred Stock was issued to the Holder thereof.

b.      “Conversion Price” means a price per share of Common Stock equal to the higher of (i) $0.50 per share of Common Stock, or (ii) 130% of the Closing Price of a share of Common Stock on the Trading Day immediately preceding the date of the applicable Announcement Date, subject to adjustment as otherwise provided herein.

c.     “Conversion Shares” means shares of Common Stock issuable upon conversion of Series F Preferred Stock.

d.     “Closing Price” means, for any security as of any date, the last closing bid price for such security on the Trading Market, as reported by Bloomberg, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00 p.m., Eastern time, as reported by Bloomberg, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the holder.

e.     “Trading Day” means any day on which the Common Stock is traded on the Trading Market; provided that it shall not include any day on which the Common Stock is (i) scheduled to trade for less than 5 hours, or (ii) suspended from trading.

f.     “Trading Market” means the OTC Bulletin Board, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock, but does not include the Pink Sheets inter-dealer electronic quotation and trading system.

g.     “VWAP” means, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on the Trading Market during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on the Trading Market for such Trading Day.

7.            Conversion Limitation.

a.     Notwithstanding any other provision, at no time may the Corporation or Holder deliver a Conversion Notice if the number of Conversion Shares to be received pursuant to such Conversion Notice, aggregated with all other shares of Common Stock then beneficially (or deemed beneficially) owned by Holder, would result in Holder owning, on the date of delivery of the Conversion Notice, more than 9.99% of all Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, as of any date, the aggregate number of shares of Common Stock into which the Preferred Stock are convertible within 61 days, together with all other shares of Common Stock then beneficially (or deemed beneficially) owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Holder and its affiliates (as such term is defined in Rule 12b-2 under the Exchange Act), shall not exceed 9.99% of the total outstanding shares of Common Stock as of such date.

b.     Until Stockholder Approval (as defined below) is obtained, or the Holder obtains an opinion of counsel reasonably satisfactory to the Corporation and its counsel that such approval is not required, both the Holder and the Corporation shall be prohibited from delivering a Conversion Notice if, as a result of such exercise, the aggregate number of Conversion Shares issued hereunder, when aggregated with any shares of Common Stock issued to Holder or any affiliate of Holder under any other agreements or arrangements between the Corporation and the Holder or any applicable affiliate of the Holder, such aggregate number would, under Nasdaq Marketplace rules (or the rules of any other exchange where the shares of Common Stock are listed), exceed the Cap Amount (as defined below). If delivery of a Conversion Notice is prohibited by the preceding sentence because the Cap Amount would be exceeded, the Corporation shall, upon the written request of the Holder, hold a meeting of its stockholders within sixty (60) days following such request, and use its best efforts to obtain the approval of its stockholders for the transactions described herein (“Stockholder Approval”). For purposes hereof, “Cap Amount” means 19.99% of the Common Stock outstanding on the date hereof.

H.            Transferability. The Series F Preferred Stock may only be sold, transferred, assigned, pledged or otherwise disposed of (“Transfer”) in accordance with state and federal securities laws. The Corporation will keep at its principal office, or at the offices of the transfer agent, a register of the Series F Preferred Stock. Upon the surrender of any certificate representing Series F Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, will execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

II.            Miscellaneous.

A.            Notices. Any and all notices to the Corporation will be addressed to the Corporation’s President or Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Delaware. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder will be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section II.A prior to 5:30 p.m. Eastern time, (2) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given.

B.            Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series F Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

C.            Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and will not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the chairman, chief executive officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Designation of Preferences, Rights and Limitations of Series F Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 19th day of December 2013.

Signed: /s/ William J. Caragol

Name: William J. Caragol

Title: Chief Executive Officer

Signed: /s/ Allison F. Tomek

Name: Allison F. Tomek
Title: Secretary